Exhibit 3.3

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CROWN MEDIA HOLDINGS, INC.
Crown Media Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:
1. The name of the Corporation is Crown Media Holdings Inc.
2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name of Crown Media Holdings, Inc. on December 15, 1999.
3. This Third Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, was duly adopted in accordance with Sections 242 and 245 of the DGCL and was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the DGCL.
4. The text of the Second Amended and Restated Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:
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ARTICLE I.

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

CROWN MEDIA HOLDINGS, INC.

ARTICLE II.

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

CAPITAL STOCK

4.1. Authorized Capital.

The Corporation shall have authority to issue 500,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the voting power of the capital stock of the Corporation entitled to vote, irrespective of Section 242(b)(2) of the DGCL.

Upon the filing of this Third Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically and without any action on the part of the holder thereof reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each two to twenty shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock, the exact ratio within the foregoing range to be determined by the Board of Directors prior to the Effective Time and publicly announced by the Corporation.  The Corporation shall not issue fractions of shares of Common Stock in connection with such reclassification.  Stockholders who but for this sentence would own, as a result of such reclassification, a fractional interest in a share of New Common Stock immediately following the Effective Time, shall instead be entitled receive, with respect to and in lieu of such fractional interest, cash from the Corporation representing the fair market value of such fraction shares at the election of the Board of Directors either as determined by the Board of Directors or as provided below.  The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear.  Each certificate that, prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

A statement of the designations of each class of capital stock of the Corporation and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:
4.2. Common Stock.

(a) Dividends.  Subject to the preferencees and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when declared from time to time by the Board of Directors.

(b) Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive share for share, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(c) Voting.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

4.3. Preferred Stock.

The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

ARTICLE V.

CONDUCT OF CERTAIN AFFAIRS OF THE CORPORATION

5.1. Scope of Article V.

In anticipation of the possibility that the Corporation and Hallmark (as defined below) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Hallmark (including possible service of officers and directors of Hallmark as officers and directors of the Corporation), the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Hallmark and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

5.2. General Rule.

Hallmark shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation and, to the fullest extent permitted by law, neither Hallmark nor any officer or director thereof (except as provided in Section 5.3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark.  In the event that Hallmark acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark and the Corporation, Hallmark shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Hallmark pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

5.3. Safe Harbor.

In the event that a director or officer of the Corporation who is also a director or officer of Hallmark acquires knowledge of a potential transaction or matter which may be a Business Opportunity or a Corporate Transaction Opportunity for both the Corporation and Hallmark, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such Business Opportunity or Corporate Transaction Opportunity, if such director or officer acts in a manner consistent with the following policies, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Business Opportunity or Corporate Transaction Opportunity that does not belong to the Corporation under the following policies:

(a) With respect to a Business Opportunity:

(i) A Business Opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of Hallmark, shall belong to the Corporation;

(ii) A Business Opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of Hallmark shall belong to the Corporation if such Business Opportunity is expressly offered to such person in his or her capacity as a director of the Corporation, and otherwise shall belong to Hallmark; and

(iii) A Business Opportunity offered to any person who is an officer of both the Corporation and Hallmark shall belong to the Corporation if such Business Opportunity is expressly offered to such person in his or her capacity as an officer of the Corporation, and otherwise shall belong to Hallmark.

(b) With respect to a Corporate Transaction Opportunity, such Corporate Transaction Opportunity shall belong to Hallmark, and any person who is an officer or director of the Corporation and an officer or director of Hallmark shall have no duty to communicate such Corporate Transaction Opportunity to the Company.

5.4. Acceptance by Stockholders.

Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

5.5. Definitions.

For purposes of this Article V only:

(a) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws of the Corporation), unless such person is a full-time employee of the Corporation; provided that such person shall be entitled to rely on the provisions of Section 5.3 as if he or she were an officer of the Corporation.

(b) “Business Opportunity”  shall mean any corporate opportunity relating to the operation of a multichannel video programming provider, but shall not include any Corporate Transaction Opportunity.

(c) “Corporate Transaction Opportunity”  shall mean any corporate opportunity relating to the acquisition by a third party unaffiliated with Hallmark of the Corporation or of all or a material portion of its equity, debt, assets, or voting power.

(d) “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

(e) “Hallmark” shall mean Hallmark Cards, Incorporated, a Missouri corporation, and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, as defined in accordance with this paragraph) in which Hallmark beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

5.6. Termination.

Anything in this Third Amended and Restated Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article V shall expire and have no further force and effect on the date that Hallmark ceases to beneficially own shares of capital stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and no person who is a director or officer of the Corporation is also a director or officer of Hallmark.  Neither the alteration, amendment, expiration or repeal of this Article V nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such alteration, amendment, expiration, repeal or adoption.

ARTICLE VI.

BY-LAWS

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, but the stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.  No By-Law of the Corporation may be inconsistent with, limit in any way, or conflict with any of the provisions of this Third Amended and Restated Certificate of Incorporation.

ARTICLE VII.

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

ARTICLE VIII.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Each person who is or was a director or officer of the Corporation, or each such person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect.  Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE IX.

LIABILITY OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or amendment of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment with respect to an act or omission of such director occurring prior to such repeal or amendment.  The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

ARTICLE X.

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that on and after the date on which Hallmark and its affiliates cease to beneficially own 50% or more of the total voting power of all classes of capital stock entitled to vote in the election of directors, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

ARTICLE XI.

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII.

REORGANIZATION

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XIII.

OPT OUT OF SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article XIII, apply to the Corporation; and (b) there occurs a transaction in which Hallmark's beneficial ownership interest in the Corporation is reduced to less than fifty percent (50%) of the outstanding shares of Common Stock, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

IN WITNESS WHEREOF, the undersigned hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Third Amended and Restated Certificate of Incorporation this [   ] day of [                    ], 2010.

CROWN MEDIA HOLDINGS, INC.

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